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                                                                      EXHIBIT 11

SCIENTIFIC-ATLANTA, INC., AND SUBSIDIARIES

COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 28, 1996
(In Thousands, Except Per Share)

                                                                   1996            1995            1994
- ---------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING               76,666          76,194          74,986
  Add - Shares of common stock assumed issued upon
     exercise of options using the "treasury stock" method
     as it applies to the computation of primary earnings
     per share                                                      1,192           2,098           1,652
                                                                  -------         -------         -------
NUMBER OF COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING          77,858          78,292          76,638
  Add - Additional shares of common stock assumed issued
     upon exercise of options using the "treasury stock"
     method as it applies to the computation of fully
     diluted earnings per share                                        47              92             467
                                                                  -------         -------         -------
NUMBER OF SHARES OUTSTANDING ASSUMING FULL DILUTION                77,905          78,384          77,105
                                                                  =======         =======         =======
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NET EARNINGS (LOSS) FOR PRIMARY AND FULLY DILUTED
  COMPUTATION                                                     $(6,034)        $63,540         $35,022
                                                                  =======         =======         =======
EARNINGS (LOSS) PER COMMON SHARE AND COMMON EQUIVALENT
  SHARE(1)
     Primary                                                      $ (0.08)        $  0.83         $  0.46
     Fully diluted                                                $ (0.08)        $  0.83         $  0.46
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

    (1) In 1996 and 1995 the dilutive effect of equivalent shares derived from stock options was less than 3 percent and therefore, the equivalent shares were not included in the computation of earnings per share.